Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces Van Oss Retirement at Year End

PITTSBURGH, October 7, 2015 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announced that Mr. Stephen A. Van Oss, Senior Vice President and Chief Operating Officer, will be retiring from the Company at the end of the year. As part of the Company’s efforts to streamline its management structure, his position as Chief Operating Officer will not be replaced. Mr. John J. Engel, Chairman, President and Chief Executive Officer, stated, “I want to personally thank Steve for his many contributions to WESCO during his more than eighteen years with the Company, and we wish him the very best in his future endeavors.”

###

About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating ("MRO") and original equipment manufacturers ("OEM") products, construction materials, and advanced supply chain management and logistic services. 2014 annual sales were approximately $7.9 billion. The Company employs approximately 9,400 people, maintains relationships with over 25,000 suppliers, and serves over 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 485 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com